Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

KAYDON CORPORATION ANNOUNCES RESTRUCTURING

AND NON-CASH IMPAIRMENT CHARGES

Ann Arbor, Michigan – October 4, 2012

Kaydon Corporation (NYSE: KDN) today announced a comprehensive restructuring of its wind energy bearings business to align capacity with current market needs. The Company will record a pre-tax charge of approximately $47 to $52 million in its third quarter, of which all but $0.9 million will be non-cash. This restructuring responds to current and expected conditions in the wind and military markets and will right-size manufacturing capacity and staffing levels to lower costs, grow margins and provide resources for future reinvestment.

James O’Leary, Chairman and Chief Executive Officer, commented, “While we believe that wind energy will be a viable market in the long term, it will be challenged by continued regulatory uncertainty in the United States, including the impending expiration of the Production Tax Credit, and a weak global economy in the immediate future. Accordingly, while we will maintain sufficient capacity to serve existing and prospective customers, we believe it is appropriate to reduce wind capacity at this time.

“Since Kaydon announced its wind capacity expansion in 2006, it has achieved a leadership position in a global market that recognizes both its brand and its technical capabilities. However, the global financial crisis, worldwide fiscal austerity, and the emergence of new shale gas extraction techniques have combined to reduce both the current prospects and expectations for the long term growth of this market, principally in North America. This restructuring resizes this product line to continue to be a profitable, but smaller, contributor going forward. After extensive analysis and consideration, we believe this plan will enhance our prospects for both growth and value creation.

“While we are resizing this product offering to reflect the current market realities, many of the capabilities developed since the initial investment in wind will serve us well in other served markets, including heavy equipment and mining. With this restructuring underway, we remain clearly focused on profitable growth, particularly in underserved international markets, and consistent returns to shareholders, as evidenced by our recent special dividend. Our healthy balance sheet and cash flow, which has remained consistently strong throughout both the worst recession in a generation and the most recent exacerbated wind energy cycle, will allow us to accelerate these longstanding goals while exceeding our customers’ high expectations of our brands and technical capabilities. With much of the revenue generated by our wind assets already replaced by our last two Velocity Control acquisitions, the product focus within our Friction Control segment will center on accelerated growth in Kaydon’s historical highly engineered bearings, both internationally and in our traditional distribution channels.”

The largely non-cash charge includes costs and impairments associated with wind energy assets including equipment being taken out of service and held for sale. The charge also includes a non-cash expense to conclude a previously disclosed arbitration with a former wind energy customer which included a final net cash payment of $0.5 million. Lastly, the Company announced the consolidation of one of three facilities in Sumter, South Carolina, previously devoted to the wind energy and military ground vehicle markets, into other Kaydon operations. The closure of this facility and transfer of its production will commence in 2012 and is expected to conclude in 2013.

Kaydon will report its third quarter 2012 earnings on Friday, October 26, 2012.

About Kaydon

Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative-energy, military, industrial, aerospace, medical and electronic equipment, and aftermarket customers.

#    #    #

This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, expectations regarding acquired businesses and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.

Contact:	James O’Leary	READ IT ON THE WEB
	Chairman and Chief Executive Officer	http://www.kaydon.com
(734) 680-2025

Timothy J. Heasley
Senior Vice President and Chief Financial Officer
(734) 680-2018

3